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                                                                    EXHIBIT 99.5

                          CUBIST PHARMACEUTICALS, INC.

                     CORPORATE GOVERNANCE COMMITTEE CHARTER
                        EFFECTIVE AS OF NOVEMBER 12, 2002


A.   CHARTER.

     This charter ("Charter") governs the operations of the Corporate Governance Committee (the "Committee") of the Board of Directors (the "Board") of Cubist Pharmaceuticals, Inc. (the "Company"). At least annually, the Committee shall review and reassess this Charter and recommend any proposed changes to the Board for approval.

B.   PURPOSE OF COMMITTEE.

     The Committee shall be appointed by the Board to:

     (1) Assist the Board by identifying candidates qualified for membership on the Board.

     (2)  Recruit such individuals for membership on the Board.

     (3) Recommend to the Board, after input from the chairman, the CEO, and such other executive officers as the Committee deems appropriate, all Director nominees, including director nominees for annual meetings of the stockholders.

     (4) Recommend to the Board, after input from the chairman, the CEO, and such other executive officers as the Committee deems appropriate, the director nominees for each committee.

     (5) Recommend to the Board, after input from the chairman, the CEO, and such other executive officers as the Committee deems appropriate, the chairman for each committee.

     (6) Develop and recommend to the Board the Corporation Governance Guidelines for the Company.

     (7) Assess the "independence" of each director as such term is defined by applicable SEC and Nasdaq regulations.

     (8) Take general responsibility for oversight over corporate governance matters.

     (9)  Perform any additional duties assigned to it by the Board.

C.   MEMBERS AND QUALIFICATIONS.

     (1) The members of the Committee shall be appointed and replaced by the Board, upon the recommendation of the Committee. The Committee shall be composed of at least three directors, each of whom is independent of management of the Company. To the extent practicable, the Committee will endeavor to have at least one member of the Committee also be a member of the Audit Committee. The Committee shall make an affirmative determination that the members of the Committee meet applicable standards of independence.

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     (2)  The Chairman of the Committee shall be appointed and replaced by the
          Board upon the recommendation of the Committee.

D.   MEETINGS.

     (1) The Committee shall meet separately from the Board; PROVIDED, HOWEVER, the Committee may meet immediately before or after any meeting of the Board.

     (2) The Committee may hold meetings at such times and locations as the Committee may determine.

     (3) At any meeting of the Committee, a majority of its members shall constitute a quorum. When a quorum is present at any meeting, a majority of Committee members present may take any action, except where a larger vote is expressly required by law or by the Certificate of Incorporation of the Company, as amended from time to time, or by the By-laws of the Company, as amended from time to time.

     (4) The Committee may establish rules and procedures for the conduct of its meetings that are consistent with this Charter.

     (5) The Committee shall regularly have "executive sessions" without members of management present.

E.   COMMITTEE AUTHORITY AND RESPONSIBILITIES.

     (1) The Committee shall have the authority to retain and terminate any search firm to be used to identify director candidates and shall have authority to approve the search firm's fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

     (2) The Committee shall actively seek individuals qualified to become board members for recommendation to the Board.

     (3) The Committee shall receive comments from all directors and report annually to the Board with an assessment of the Board's performance, to be discussed with the Board following the end of each fiscal year.

     (4) The Committee shall review and reassess the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval.

     (5) The Committee may form and delegate authority to subcommittees, if and when appropriate.

     (6) The Committee shall make regular reports to the Board, as appropriate, but in no event less than annually.

     (7) The Committee shall have the resources and authority appropriate to discharge its responsibilities in accordance with this Charter.

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     (8)  Costs incurred by the Committee in performing its functions under this
          Charter shall be borne by the Company, subject to prior approval by the Board or the CEO of any significant expense.

     (9) The Committee shall make a recommendation to the Board as to which director is qualified to be Chairman of the Board. In the case where the Chairman of the Board is also the CEO of the Company, the Committee shall make a recommendation to the Board as to whether there should be a Lead Director and, if so, which director is qualified to serve as Lead Director.

     (10) The Committee shall have the authority to determine whether a conflict of interest exists between a director and the Company and then make recommendations to the Board with respect to any such conflict.

F.   NOMINATION OF BOARD MEMBERS.

     (1) The Committee shall nominate, for consideration by the Board or the shareholders of the Company, candidates to serve as members of the Board.

     (2) In making nominations under paragraph F(1) hereof, the Committee shall:

                    - Assist in the development of the "profile" of various attributes that a potential member of Board needs to contribute to the Board.

                    -  Interview and recruit potential candidates for the Board.

                    - Review and evaluate each member of the Board, in the case of incumbents, in light of that individual's participation and contribution, considering the views of other members of the Board, and recommend to the Board the slate of nominees of directors to be elected by the stockholders (and any directors to be elected by the directors to fill any vacancies).

                    - Recommend to the Board the directors to be selected for membership on the various committees of the Board and for the Chairmanships thereof.

     (3)  In making nominations under paragraph F(1) hereof, the Committee shall
          (a) provide the Company with an opportunity to suggest candidates to serve as members of the Board, (b) give consideration to any candidates suggested by the Company, or, as the Committee may deem appropriate, any stockholder of the Company and (c) afford the Company an opportunity to meet with and comment upon other candidates considered by the Committee.

G.   EFFECTIVENESS OF THE COMMITTEE.

     On a regular basis, as appropriate, but in no event less often than annually, the Committee shall consider whether it should take any steps to improve the effectiveness of the Committee including, among other things, whether this Charter should be modified. On a regular basis, as appropriate, but in no event less often than annually, the Committee shall consider whether it should take, or recommend that the Board take, any steps to improve the effectiveness of the Board.

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